Exhibit 99.1

Milacron Forms Manufacturing Joint Venture in China

CINCINNATI, OHIO - April 28, 2004...Milacron Inc. (NYSE: MZ) is expanding its presence in China with the signing of a manufacturing joint venture agreement with Jiangnan Mould & Plastic Technology Co., Ltd., a plastics processing subsidiary of Jiangyin Mould Plastics Group Co., Ltd. in Jiangyin, Jiangsu, China. The joint venture, which is subject to Chinese regulatory review, will operate under the name Milacron Plastics Machinery (Jiangyin) Co., Ltd.

"Establishing a manufacturing base in China - to serve China - is essential to providing our customers who have established production in this strategic market with Milacron technology at more competitive cost," said Ron Brown, Milacron chairman, president and chief executive officer.

The joint venture will provide an immediate foothold for Milacron to manufacture locally and increase sales into the fast-growing Chinese market. Plans are also underway to increase support for aftermarket service and parts in China.

"Jiangyin Mould Plastics Group molds automobile components and sought a partner who could help reduce the cost of their processing equipment as they expand. So we will start off with an immediate market for our injection molding machines," said Jay Woerner, Milacron vice president of global manufacturing and sourcing.

"For China we intend to build medium- and high-tonnage machines, which initially will be the joint venture's sole focus," he continued. "These injection presses will be engineered, branded, sold and supported in the aftermarket by Milacron."

Milacron has a proven record of success with its joint venture strategy, as confirmed by its joint venture in India, which is now the largest producer of injection molding machines for the fast-growing Indian market.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).